Exhibit 10.7

WEST CORPORATION

EXECUTIVE RETIREMENT SAVINGS PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2015

WEST CORPORATION

EXECUTIVE RETIREMENT SAVINGS PLAN

WEST CORPORATION

EXECUTIVE RETIREMENT SAVINGS PLAN

PREAMBLE

West Corporation (the “Company”) established the West Corporation Executive Retirement Savings Plan (the “Original Plan”), effective as of January 1, 2000, as an unfunded retirement plan for a select group of management or highly compensated employees. The Original Plan was thereafter amended and restated in its entirety (the “First 409A Restatement”), effective as of January 1, 2005, to comply with section 409A of the Code and the proposed regulations and other guidance issued thereunder. The First 409A Restatement, as amended, was thereafter restated in its entirety (the “Second 409A Restatement”), effective as of January 1, 2008, to comply with final regulation issued under section 409A of the Code. The Company now desires to amend and restate the Second 409A Restatement in its entirety as hereinafter set forth (the “Plan”), effective as of January 1, 2015, to increase the maximum deferral amount and to reflect certain other changes.

The purpose of the Plan is to permit eligible participants of the Company to accumulate additional retirement and savings income on a deferred basis.

ARTICLE I

DEFINITIONS

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1	“Account” means the Deferral Account, Matching Account and other sub-account(s) maintained on behalf of each Participant to reflect his interest under the Plan. A separate sub-account shall be maintained for contributions attributable to Plan Years ending on or before December 31, 2004, which were fully vested as of such date and therefore are exempt from section 409A of the Code (herein referred to as a Participant’s “Grandfathered Account”). Effective for Plan Years commencing on and after January 1, 2015, separate sub-accounts shall also be maintained on a Plan Year-by-Plan Year basis so that a Participant may make a separate distribution election pursuant to Section 5.3, with respect to his or her contributions for each such Plan Year.

Notwithstanding the foregoing, if a Participant’s Grandfathered Account is materially modified within the meaning of Treasury Regulation § 1.409A-6(a)(4) or the corresponding provisions in future guidance issued by the Department of the Treasury and the Internal Revenue Service, then such account will be subject to section 409A of the Code and treated for purposes of this Plan in the same manner as contributions attributable to periods on or after the date of such material modification.

1.2	“Allocation Date” means each business day during a Plan Year with respect to which securities are traded on an established securities market.

1.3	“Approved Investment Fund” means one or more of the measurement investment funds designated by the Committee for purposes of crediting or debiting hypothetical investment gains and losses to the Accounts of Participants.

1.4	“Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6	“Committee” means the committee appointed in accordance with Section 9.1 to administer the Plan.

1.7	“Company” means West Corporation or any successor thereto. Unless the context requires a different meaning, each reference to “Company” shall also mean any affiliated employer of West Corporation that participates in the Plan with respect to such affiliate’s employees.

1.8	“Compensation” means the aggregate compensation earned by a Participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of section 3401(a) of the Code or are required to be reported under sections 6041(d), 6051(a)(3) or 6052 of the Code (i.e., W-2 compensation); excluding, however, all of the following items (even if includible in gross income): reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, welfare benefits, and stock options and all other forms of equity compensation. Compensation also includes salary deferral contributions under this Plan and any elective deferrals under cash-or-deferred arrangements or cafeteria plans that are not includable in gross income by reason of section 125 or 402(g)(3) of the Code but does not include any other amounts contributed pursuant to, or received under, this Plan or any other plan of deferred compensation. Compensation shall not include any amount included in the taxable income of a Participant in any given year as a result of its distribution pursuant to Article V of this Agreement.

1.9	“Deferral Account” means the sub-account established on behalf a Participant to reflect the amount of contributions that he elects to defer under the Plan pursuant to Section 3.1.

1.10	“Deferral Election Agreement” means an agreement between a Participant and the Company under which the Participant agrees to defer a portion of his Compensation that is earned and payable for services performed during a Plan Year.

1.11	“Eligible Employee” means an employee of the Company who is a member of a select group of management or highly compensated employees and who is designated by the Company for participation in the Plan.

1.12	“Grandfathered Account” (see Section 1.1)

1.13	“Matching Account” means the sub-account established on behalf of a Participant to reflect the amount of Company matching contributions made on his behalf pursuant to Section 3.2.

1.14	“Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.

1.15	“Plan” means the West Corporation Executive Retirement Savings Plan, as set forth herein and as from time to time amended.

1.16	“Plan Year” means the accounting year of the Plan, which ends on December 31.

1.17	“Separation from Service” means the complete termination of the employment relationship with the Company and all corporations or entities or organizations with which the Company would be considered a single employer pursuant to subsections (b) and (c) of section 414 of the Code determined in conformance with section 409A of the Code and Treasury Regulation §1.409A-1(h) or the corresponding provisions in future guidance issued by the Department of the Treasury and the Internal Revenue Service. For this purpose, an individual’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence if the period of any such leave does not exceed six (6) months, or if longer, so long as the individual retains the right to reemployment under an applicable statute or by contract.

1.18	“Trust” or “Trust Fund” means any trust established to hold amounts set aside by the Company in accordance with Section 3.6.

1.19	“Trustee” means the person(s) serving as trustee of the Trust Fund.

1.20	Rules of Construction

(a)	Governing law. The construction and operation of this Plan are governed by the laws of the State of Nebraska.

(b)	Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c)	Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)	Singular and plural. Unless clearly inappropriate, singular items refer also to the plural Company and vice versa.

(e)	Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE II

PARTICIPATION IN THE PLAN

2.1	Eligibility

Participation in the Plan shall be limited to employees of the Company who (i) qualify for inclusion in a “select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and (ii) are designated by the Company as being eligible to participate. If the Company determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, then the compensation deferral elections made by such individual in accordance with the provisions of the Plan will continue for the remainder of the Plan Year. However, no additional amounts shall be deferred and credited to the Account of such individual under the Plan for any future Plan Year until such time as the individual is again determined to be eligible to participate in the Plan and makes a new election under the provisions of the Plan; except that all prior amounts credited to the Account of such individual shall continue to be adjusted for earnings or losses pursuant to the other provisions of the Plan until fully distributed. The Company also retains the right to direct the immediate payment of all amounts credited to a Participant’s Grandfathered Account upon the Company’s determination that such Participant is no longer eligible for the Plan.

2.2	Commencement of Participation

Eligible Employees may elect to participate in the Plan, in the manner designated by and acceptable to the Company, effective as of the first day of each Plan Year. Notwithstanding the foregoing, in the case of the first Plan Year in which an individual becomes eligible to participate in the Plan, such individual may make an initial deferral election within 30 days after the date he or she becomes eligible to participate in the Plan (as defined in Treasury Regulation §1.409A-1(c) or the corresponding provision in subsequent guidance issued by the Department of the Treasury to include any other plan that would be considered together with this Plan as the same plan), with respect to Compensation paid for services to be performed subsequent to the election.

ARTICLE III

DEFERRAL ACCOUNTS

3.1	Deferral Election

Each Plan Year, a Participant may execute a Deferral Election Agreement under which he may irrevocably elect to defer a percentage of his Compensation, subject to any minimum or maximum amount specified by the Committee. A Deferral Election Agreement shall be entered into prior to the commencement of the Plan Year with respect to which such agreement relates and prior to the performance of services by a Participant for such Plan Year; provided, however, in the case of the first Plan Year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to services performed subsequent to the Participant’s election within 30 days after the date the Participant first becomes eligible to participate in the Plan. All elections for a given Plan Year shall be written in a form supplied by the Company and shall be subject to any terms and conditions specified by the Company in its discretion, including but not limited to any limitation on the amount of contributions that may be deferred under the Plan.

3.2	Company Credits

For each Plan Year, the Company in its discretion may make a matching contribution to a Participant’s Account under this Plan. Any such Company matching contributions shall be subject to any conditions or maximum dollar amounts specified by the Company and need not be uniform among all Participants.

3.3	Account Reflecting Deferred Compensation

The Company shall establish and maintain a separate Account for each Participant which shall reflect the amount of such Participant’s total contributions under this Plan and all credits or charges under Section 3.4 from time to time. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Company.

3.4	Credits or Charges

(a)	Annual Earnings or Losses

As of each Allocation Date during a Plan Year, a Participant’s Account shall be credited or debited with earnings or losses approximately equal to the earnings, gain or loss on the Approved Investment Funds indicated as preferred by a Participant for the Plan Year or for the portion of such Plan Year in which the Account is deemed to be invested.

(b)	Balance of Account

As of each Allocation Date, the amount credited to a Participant’s Account shall be the amount credited to his Account as of the immediately preceding Allocation Date, plus the Participant’s contribution credits since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.4(a) above.

3.5	Investment, Management and Use

The Company shall have sole control and discretion over the investment, management and use of all amounts credited to a Participant’s Account until such amounts are distributed pursuant to Article V. Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Approved Investment Funds are to be used for measurement purposes only, and a Participant’s election of any such fund, the determination of credits and debits to his Account based on such funds, the Company’s actual ownership of such funds, and any authority granted by the Company to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Account in any such fund or to constitute a funding of this Plan.

3.6	Credits to Trust Fund

The Company may establish a Trust Fund and make credits to it corresponding to any or all amounts credited under this Article III.

3.7	Status of the Trust Fund

Notwithstanding any other provision of this Plan, any assets of the Trust Fund shall remain the property of the Company and shall be subject to the claims of its creditors in accordance with the terms of the Trust. No Participant (or Beneficiary) has any priority claim on Trust assets, if any, or any security interest or other right in or to them superior to the rights of general creditors of the Company.

ARTICLE IV

APPROVED INVESTMENT FUNDS

4.1	Preference

Each Participant may from time to time indicate to the Company or its designee, in manner designated by the Committee, a preference that monies in his Account be invested by the Company in one or more Approved Investment Funds. In the absence of any such preference election by a Participant, such Participant’s Account shall be deemed to have been invested in the Approved Investment Fund designated by the Committee which is designed to preserve principal and to provide a reasonable rate of return consistent with the need for liquidity. The Company shall not be obligated to follow a Participant’s expressed preference and may follow the procedure in Section 4.4(b).

4.2	Identity of Funds

The Committee in its sole discretion shall designate the Approved Investment Funds to be used under the Plan and the Committee may from time to time discontinue, substitute or add one or more such Funds.

4.3	Switch of Funds

Subject to any limitations established by the Committee, a Participant may indicate to the Company or its designee, in a manner designated by the Committee, that he prefers to switch all or a portion of monies in his Account from one Approved Investment Fund to another. Any switch to a different Approved Investment Fund in accordance with this Section 4.3 shall take effect as of a date determined by the Committee.

4.4	Investment in Other Funds

(a)	Participant

A Participant may not indicate a preference that monies in his Account be invested by the Company in any fund other than one or more Approved Investment Funds.

(b)	Company

Notwithstanding the provisions of Sections 4.1 and 4.2, the Company shall have the discretion to invest the monies in an Account in any investment it may choose and shall not have a duty to notify a Participant of the identity of such investment. Thereafter, the credits or charges to an Account shall be determined using earnings, gains or losses equivalent to the hypothetical rate of earnings, gains or losses which such Account would have experienced had the Account been invested in the Approved Investment Fund preferred by the Participant (or the default fund designated by the Committee in the absence of an election), based on the Participant’s most current investment preference in accordance with Section 4.1.

ARTICLE V

DISTRIBUTION OF ACCOUNT

5.1	Time of Distribution

(a)	Participant Election

Payment of a Participant’s Account shall be made or commence within 60 days following the date the Participant incurs a Separation from Service (or, with respect to a Participant’s Grandfathered Account, the earlier of the date the Participant incurs a Separation from Service, or the date specified by the Participant on an election form executed prior to January 1, 2005).

(b)	Delay for Key Employees

Notwithstanding the foregoing or any other provision of this Plan to the contrary, in the case of a Participant who is a “specified employee” within the meaning of Code section 409A (determined as of the date of his or her Separation from Service), payment of such Participant’s Account (other than his Grandfathered Account) due to Separation from Service shall not be made before the date which is six (6) months after the date of such Separation from Service or, if earlier, the date of death of such Participant. Any distribution delayed pursuant to the immediately preceding sentence that is to be paid in a lump sum shall be paid to the Participant within 60 days after, the date which is six (6) months after the date of Separation from Service or, if earlier, the date of death of the Participant. If a Participant’s Account is to be paid in installments, any installment payment to which such Participant would otherwise be entitled during the first six (6) months following such Participant’s Separation from Service shall be accumulated and paid on the first day of the seventh month following such Separation from Service.

For purposes of the foregoing, any Participant who meets the definition of a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii) during the 12-month period ending on December 31 of each year shall be treated as a “specified employee” for the 12-month period commencing on the following April 1.

5.2	Amount Distributed

The amount distributed to a Participant pursuant to this Article V shall be determined as of the most recent Allocation Date preceding the date of distribution.

5.3	Form of Distribution

(a)	Participant Election

At the time a Participant first enrolls in the Plan, such Participant shall make an election to receive payment of the total amount of his Account in one of the following forms:

(i)	A single lump sum payment; or

(ii)	Sixty (60) substantially equal monthly installments.

Effective for Plan Years commencing on and after January 1, 2015, a Participant shall be permitted to make a separate election prior to the start of each Plan Year with respect to his or her contributions for such Plan Year.

A Participant’s election under this Section 5.3(a) shall be made on a form supplied by the Company and shall be irrevocable. If a Participant fails to elect a form of distribution, payment shall be made in the form of a single lump sum payment.

5.4	Distribution Upon Death

If a Participant dies before commencing the payment of his Account, the unpaid Account balance shall be paid to a Participant’s designated Beneficiary. Payment to such designated Beneficiary shall made within 60 days after the Participant’s death. Distribution shall be made in a lump sum distribution to the designated Beneficiary. If a valid Beneficiary does not exist, then a lump sum distribution payment shall be made to the Participant’s estate.

If a Participant dies before receiving the total amount of his Account, but has commenced payments, the remaining balance of the Participant’s Account shall be paid in a single lump sum to the Participant’s designated Beneficiary. If a valid Beneficiary does not exist, then a lump sum distribution payment shall be made to the Participant’s estate.

5.5	Designation of Beneficiary

A Participant shall designate a Beneficiary on a form to be supplied by the Company. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Company. In the event that the Company receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. In the event there is no valid Beneficiary designation of the Participant in existence at the time of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

ARTICLE VI

NON-ASSIGNABILITY

6.1	Non-Assignability

Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his Account until his Account is actually distributed to a Participant or his Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.

Notwithstanding the foregoing, the Committee will comply with a domestic relations order issued in connection with a divorce of a Participant to the extent the Committee determines that such order would satisfy the requirements of a “qualified domestic relations order” within the meaning of Section 414(p) of the Code if the Plan were a qualified plan under Section 401(a) of the Code.

ARTICLE VII

VESTING

7.1	Vesting

Each Participant shall be fully (100%) vested in his Deferral Account at all times. Each Participant shall be vested in his Matching Account in accordance with the following schedule:

For Plan Years Ending On or Before December 31, 2006

Years of Vesting Service	Vested Percentage
1	0%
2	25%
3	50%
4	75%
5 or more	100%

For Plan Years Commencing On or After January 1, 2007*

Years of Vesting Service	Vested Percentage
1	0%
2	0%
3	100%

*	In no event will a Participant’s vested percentage be less than his vested percentage as of December 31, 2006.

A Participant’s years of vesting service shall be equal to his years of vesting service credited under the Company’s 401(k) savings plan. Notwithstanding the foregoing, each Participant shall be fully (100%) vested in his entire Account upon (i) termination of employment on or after attaining age 65; (ii) termination of employment due to permanent disability as defined under the Company’s 401(k) savings plan; or (iii) upon a change of control of the Company provided he is employed by the Company at the time of such change of control. A “change of control” means (a) any reorganization, merger or consolidation to which the Company is a party and as a result of which the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power of the shares entitled to vote in the election of the directors of the surviving corporation; or (b) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or a sale of all or substantially all of the assets of the Company.

ARTICLE VIII

AMENDMENT OR TERMINATION OF THE PLAN

8.1	Company’s Right to Amend Plan

The Company, by action of its Board of Directors or authorized committee, may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants (subject to the restrictions under Section 8.2 with respect to the non-Grandfathered Accounts of Participants). Any such amendment is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest.

8.2	Distribution of Plan Benefits Upon Termination

Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to Participants in a manner that is consistent with and satisfies the provisions of Article V; except that payment of the non-Grandfathered Accounts of Participants shall be restricted as follows:

(a)	In the event of a complete liquidation and dissolution of the Company, the Company shall terminate the Plan within twelve (12) months of the liquidation and dissolution of the Company, or with the approval of a bankruptcy court, and the value of the benefits payable under the Plan to the Participants shall be determined as of that date and shall be distributed to the Participants or their Beneficiaries; provided, however, that the benefits payable under the Plan are included in the gross income of the Participants or their Beneficiaries in the latest of: (i) the calendar year in which the Plan termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	The Company may, at its sole and absolute discretion, terminate the Plan, provided that, subject to Section 8.2(c) below: (i) the termination does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with the Plan pursuant to Treasury Regulation §1.409A-1(c) or the corresponding provision in future guidance issued by the Department of the Treasury if the same Participant participated in all of the arrangements are terminated; (iii) no payments other than the payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1 (c) or the corresponding provision in future guidance issued by the Department of the Treasury if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

(c)

Notwithstanding Section 8.2(b) above, the Company may, at its sole and absolute discretion, terminate the Plan pursuant to irrevocable action taken by the Company within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury

Regulation §1.409A-3(i)(5)), provided that: (i) all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, and (ii) all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

8.3	When Amendments Take Effect

A resolution amending or terminating the Plan becomes effective as of the date specified therein.

8.4	Restriction on Retroactive Amendments

No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

ARTICLE IX

PLAN ADMINISTRATION

9.1	The Administrative Committee

The Plan shall be administered by a Committee consisting of the Company’s Vice-President, Corporate Compensation and Benefits; Chief Financial Officer; Vice President, Controller; and such other persons designated by the Company’s Board of Directors or Chief Executive Officer to serve on the Committee. The Company may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. The Company is responsible for transmitting to the Trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Committee may resign by delivering his written resignation to the Company, the Trustee and the Committee. Any such resignation becomes effective upon its receipt by the Company or on such other date as is agreed to by the Company and the resigning member. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan.

9.2	Powers of the Committee

In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a)	to determine all questions relating to eligibility to participate in the Plan;

(b)	to compute and certify to the Trustee or other appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;

(c)	to maintain all records necessary for the administration of the Plan that are not maintained by the Company, recordkeeper or any Trustee;

(d)	to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(e)	to establish and modify the method of accounting for the Plan or any Trust;

(f)	to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g)	to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the recordkeeper or Trustee, if any.

9.3	Indemnification

(a)	Indemnification of Members of the Committee by the Company

The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

(b)	Liabilities for Which Members of the Committee are Indemnified

Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

(c)	Company’s Right to Settle Claims

The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

9.4	Claims Procedure

A Participant or Beneficiary or other person who feels he is being denied any benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may file a written claim with the Committee or its delegate setting forth his claim. Any such claim shall be signed by the Claimant and shall be considered filed on the date the claim is received by the Company or prescribed addressee. The claim must be addressed as prescribed by the Company. If a Participant shall fail to file a request for review in accordance with the procedures described herein, such Participant shall have no right to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

(a)	Committee Action

The Committee or its delegate shall, within ninety (90) days after its receipt of such claim make its determination. However, in the event that special circumstances require an extension of time for processing the claim, the Committee or its delegate shall provide such Claimant with its determination not later than one hundred and eighty (180) days after receipt of the Claimant’s claim, but, in such event, the Committee or its delegate shall furnish the Claimant, within ninety (90) days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished.

In the event the claim is denied, the Committee or its delegate shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his last known address, which statement shall contain the following:

(1)	the reason or reasons for Adverse Benefit Determination;

(2)	a reference to the provisions of the Plan upon which the Adverse Benefit Determination is based;

(3)	a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(4)	an explanation of why that material or information is necessary; and

(5)	an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

(b)	Procedures for Appealing an Adverse Benefit Determination

Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his authorized representative, may request, in writing, that the Committee or its delegate review his claim and may request to appear before the Committee or its delegate for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and estopped from appealing the Committee’s or its delegate’s Adverse Benefit Determination. The appeal shall be filed with the Committee or prescribed addressee at the address prescribed by the Company, and it shall be considered filed on the date it is received by the prescribed addressee. In deciding any appeal, the Committee or its delegate shall act in its capacity as a named fiduciary.

The Claimant shall have the rights to:

(1)	submit written comments, documents, records and other information relating to the claim for benefits;

(2)	request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his claim for benefits. For this purpose, a document, record, or other information is treated as “relevant” to the Claimant’s claim if it: (a) was submitted, considered, or granted in the course of making the benefit determination, regardless of whether such document, record or other information was relied on in making the benefit determination; or (b) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and a review that takes into account comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

(c)	Response on Appeal

Within 60 days after receipt by the Committee or its delegate of a written application for review of a Claimant’s claim, the Committee or its delegate shall notify the Claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee or its delegate shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Committee’s or its delegate’s decision on appeal is adverse to the Claimant, the Committee or its delegate shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the Adverse Benefit Determination on Appeal;

(2)	reference to specific plan provisions on which the benefit determination is based;

(3)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA section 502(a).

(d)	Definition

As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.

9.5	Expenses

The members of the Committee serve without compensation for services as such. All expenses of the Committee are paid by the Company.

9.6	Conclusiveness of Action

Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1	Plan Not a Contract of Employment

The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

10.2	No Rights Under Plan Except as Set Forth Herein

Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

10.3	Rules

The Company shall have full and complete discretionary authority to construe and interpret provisions of the Plan. The Company may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.

10.4	Other Benefit Plans

Deferred compensation under this Plan shall not be deemed to be compensation for purposes of determining a Participant’s benefit or credit under any plan of the Company qualified under Code section 401(a), or any life insurance plan or disability plan established or maintained by the Company except to the extent specifically provided in such other plan.

10.5	Withholding of Taxes

To the extent required by applicable law, the Company shall withhold from Compensation or charge against the Participant’s Account his share of FICA and other applicable taxes attributable to his or her benefits under this Plan. The Company shall also cause taxes to be withheld from an Account distributed hereunder as required by law.

10.6	Severability

If any provision of this Agreement is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Agreement.

10.7	Distribution in the Event of Taxation

If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant pursuant to section 409A of the Code, or is subject to FICA taxes under Sections 3101, 3121(a) or 3121(v)(2) of the Code or withholding taxes under Section 3401 of the Code or other applicable law, then the Company shall distribute to the Participant immediately available funds in an amount equal to the taxes due but not greater than the then balance of the Participant’s Account. Acceleration of benefits shall also be allowed at any time the Plan fails to meet the requirements of section 409A of the Code and the regulations issued thereunder as permitted under the final regulations issued by the Department of the Treasury and the Internal Revenue Service. However, the payment made based upon the acceleration for the failure to meet the requirements of section 409A of the Code and the regulations issued thereunder may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of section 409A of the Code and the regulations issued thereunder.

10.8	Compliance with Section 409 of the Code

The Plan shall be interpreted and construed in accordance with section 409A of the Code and the Treasury regulations and other interpretative guidance issued thereunder.

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IN WITNESS WHEREOF, West Corporation has caused these presents to be executed by its duly authorized officer this 30th day of October, 2014, but effective as of January 1, 2015.

WEST CORPORATION

By:	/s/ Paul M. Mendlik
Title: Chief Financial Officer